Exhibit 99.1

Synaptogenix Announces Name Change to TAO Synergies and New Ticker Symbol “TAOX” for Alignment with AI-Focused Crypto Treasury Strategy

New trading symbol "TAOX" effective Tuesday, July 1, 2025,

New name represents Company’s strategic focus on the synergies between cryptocurrency and AI

NEW YORK, June 26, 2025 – TAO Synergies Inc. (the “Company”), formerly Synaptogenix, Inc. (NASDAQ: SNPX), today announced that it will begin trading on Nasdaq under the new ticker symbol “TAOX” on Tuesday, July 1, 2025, in accordance with its rebranding to the new name TAO Synergies Inc., effective today. The Company’s new corporate identity aligns with its significant strategic focus on the leading AI token TAO as the cornerstone of its digital asset treasury strategy.

TAO is the leading AI token by market capitalization and adoption. As part of its strategy, the Company has begun staking TAO to generate revenue, capitalizing on both staking yield and the growth of the token.

"We are excited to introduce TAO Synergies Inc. and its new ticker symbol TAOX, a rebranding that aligns with our exclusive focus on TAO and its long-term growth potential," said Executive Chairman Joshua Silverman. "This transition represents a pivotal moment in our commitment to digital assets, positioning us to create long-term value for our shareholders. TAO's role in the AI ecosystem makes it an ideal asset to drive this new strategic direction."

More information about TAO Synergies and its integration with TAO will be available on the new corporate website to be launched this summer.

About TAO Synergies

TAO Synergies Inc. (formerly Synaptogenix, Inc.) is the first pure-play public company focused on the convergence between cryptocurrency and artificial intelligence (AI). The Company’s differentiated cryptocurrency treasury strategy is centered exclusively on the acquisition of TAO, the native cryptocurrency of Bittensor, a decentralized blockchain network for machine learning and AI. TAO Synergies Inc. seeks to stake TAO for revenue generation and capital appreciation, a strategy that underscores its mission to create significant value for shareholders.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.

Contact
800-811-5591
ir@synaptogen.com